Exhibit 99.1

VCA Antech, Inc. Reports First Quarter 2012 Results

  First quarter revenue increased 15.3% to a first quarter record of $409.5 million
  First quarter gross profit increased 17% to $93.4 million
  First quarter diluted earnings per common share of $0.40
  First quarter adjusted diluted earnings per common share of $0.34

LOS ANGELES--(BUSINESS WIRE)--April 26, 2012--VCA Antech, Inc. (NASDAQ:WOOF), a leading animal healthcare company in the United States and Canada, today reported financial results for the first quarter ended March 31, 2012 as follows: revenue increased 15.3% to a first quarter record of $409.5 million; gross profit increased 17% to $93.4 million; net income was $35.2 million and diluted earnings per common share was $0.40.

The first quarter of 2012 included a gain of $5.7 million on our 20% interest in Associate Veterinary Clinics (“AVC”) held at the time we became the sole non-veterinarian shareholder of AVC. Excluding the gain, adjusted diluted earnings per common share was $0.34.

Bob Antin, Chairman and CEO, stated, “I am extremely pleased with our results for the quarter. This is the third consecutive quarter of improved organic revenue growth in both our Animal Hospital and Laboratory segments. In addition, we experienced margin expansion in each of these segments. Given these positive results, we remain optimistic with respect to our outlook for 2012.

“Animal Hospital revenue in the first quarter of 2012 increased 17.1% to $316.1 million driven by acquisitions made in the past twelve months and same-store revenue growth of 3.5%. Our Animal Hospital gross margin decreased slightly to 14.4%, compared to 14.7%, for the prior year quarter, and our Animal Hospital operating margin declined to 12.0%, compared to 12.4%, for the prior-year quarter. Our same-store gross profit margin increased to 14.9%, from 14.8%. During the quarter, we increased our investment in AVC which had historical annual revenue of $96.0 million. We also acquired nine independent animal hospitals which had historical combined annual revenue of $12.2 million.

“Laboratory revenue in the first quarter increased 6.5% to $84.7 million driven by both an increase in the number of requisitions and the average revenue per requisition. Our Laboratory gross profit margin increased by 1.7% to 47.9% and our operating margin increased 1.1% to 38.9%.

“Revenue from our other operations reported in our All Other segment increased $7.2 million in the first quarter to $26.3 million, which related primarily to the acquisition of Vetstreet in August 2011.”

Conference Call

We will discuss our first quarter 2012 financial results during a conference call today, April 26th, at 4:30 p.m. Eastern Time. A live broadcast of the call may be accessed by visiting our website at http://investor.vcaantech.com. The call may also be accessed by dialing (877) 293-5492. Interested parties should call at least ten minutes prior to the start of the call to register. Replay of the webcast will be available for ninety days by visiting the company’s website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Among the forward looking statements is our statement of optimism about our outlook for 2012 and other statements in this press release addressing our plans, expectations, future financial position and results of operation. These forward-looking statements are not historical facts and are inherently uncertain and out of our control. Any or all of our forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Among other factors that could cause our actual results to differ from this forward-looking information are: the continued effects of the economic uncertainty prevailing in regions in which we operate; our ability to execute on our growth strategy and to manage acquired operations (including Vetstreet); changes in demand for our products and services; fluctuations in our revenue adversely affecting our gross profit, operating income and margins; and the effects of the other factors discussed in our Annual Report on Form 10-K, Reports on Form 10-Q and our other filings with the SEC.

About VCA Antech

We own, operate and manage the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country and we provide the largest online communication, professional education and marketing solution to the veterinary community. We also supply diagnostic imaging equipment to the veterinary industry.

VCA Antech, Inc.
Consolidated Income Statements
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011
Revenue:
Animal hospital	$316,125	$269,941
Laboratory	84,730	79,549
All other	26,325	19,096
Intercompany	(17,715)	(13,463)
	409,465	355,123

Direct costs	316,086	275,345

Gross profit:
Animal hospital	45,556	39,553
Laboratory	40,551	36,730
All other	8,667	4,458
Intercompany	(1,395)	(963)
	93,379	79,778

Selling, general and administrative expense:
Animal hospital	7,057	6,083
Laboratory	7,598	6,636
All other	9,283	3,556
Corporate	15,113	9,908
	39,051	26,183

Loss on sale and disposal of assets	523	89

Operating income	53,805	53,506

Interest expense, net	4,087	4,548
Business combination adjustment gain	(5,719)	-
Other (income) expense	(207)	58
Income before provision for
income taxes	55,644	48,900
Provision for income taxes	19,323	18,933
Net income	36,321	29,967
Net income attributable to noncontrolling interests	1,076	1,128
Net income attributable to VCA Antech, Inc.	$35,245	$28,839

Diluted earnings per share	$0.40	$0.33
Shares used for computing diluted
earnings per share	88,055	87,245

VCA Antech, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31,	December 31,
	2012	2011
Assets

Current assets:
Cash and cash equivalents	$72,716	$63,651
Trade accounts receivable, net	63,849	58,279
Inventory	52,697	48,661
Prepaid expenses and other	24,091	21,883
Deferred income taxes	26,854	26,310
Prepaid income taxes	6,087	18,373
Total current assets	246,294	237,157
Property and equipment, net	377,082	370,646
Other assets:
Goodwill	1,338,569	1,237,607
Other intangible assets, net	112,285	92,403
Deferred financing costs, net	5,188	5,435
Other	50,173	52,120
Total assets	$2,129,591	$1,995,368

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$34,920	$32,571
Accounts payable	40,136	37,797
Accrued payroll and related liabilities	55,829	42,658
Other accrued liabilities	54,402	43,968
Total current liabilities	185,287	156,994
Long-term debt, less current portion	621,898	586,282
Deferred income taxes	109,361	101,229
Other liabilities	34,800	25,947
Redeemable noncontrolling interest	6,950	6,964
VCA Antech, Inc. stockholders' equity:
Common stock	87	87
Additional paid-in capital	378,609	361,715
Accumulated earnings	780,903	745,658
Accumulated other comprehensive income	1,482	418
Total VCA Antech, Inc. stockholders' equity	1,161,081	1,107,878
Noncontrolling interest	10,214	10,074
Total equity	1,171,295	1,117,952
Total liabilities and equity	$2,129,591	$1,995,368

VCA Antech, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2012	2011
Cash flows from operating activities:
Net income	$36,321	$29,967
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	16,562	13,380
Amortization of debt costs	322	388
Provision for uncollectible accounts	1,146	1,297
Business combination adjustment gain	(5,719)	-
Loss on sale and disposal of assets	523	89
Share-based compensation	4,183	1,068
Deferred income taxes	4,212	8,035
Excess tax benefit from exercise of stock options	(187)	(185)
Other	(391)	171
Changes in operating assets and liabilities:
Accounts receivable	(4,606)	(6,933)
Inventory, prepaid expenses and other assets	(2,939)	1,417
Income taxes	12,698	9,922
Accounts payable and other accrued liabilities	814	(8,120)
Accrued payroll and related liabilities	10,725	10,734
Net cash provided by operating activities	73,664	61,230
Cash flows from investing activities:
Business acquisitions, net of cash acquired	(65,472)	(5,467)
Real estate acquired in connection with business acquisitions	-	(1,200)
Property and equipment additions	(16,072)	(12,034)
Proceeds from sale of assets	36	22
Other	193	(131)
Net cash used in investing activities	(81,315)	(18,810)
Cash flows from financing activities:
Repayment of long-term obligations	(34,626)	(7,301)
Proceeds from the issuance of long-term obligations	50,000	-
Borrowings on revolving credit facility	50,000	-
Repayments on revolving credit facility	(50,000)	-
Payment of financing costs	(101)	-
Distributions to noncontrolling interest partners	(719)	(652)
Proceeds from issuance of common stock under stock option plans	2,621	1,175
Repurchase of common stock	(579)	(2,337)
Excess tax benefit from exercise of stock options	187	185
Other	(151)	(345)
Net cash provided by (used in) financing activities	16,632	(9,275)
Effect of currency exchange rate changes on cash and cash equivalents	84	128
Decrease in cash and cash equivalents	9,065	33,273
Cash and cash equivalents at beginning of period	63,651	97,126
Cash and cash equivalents at end of period	$72,716	$130,399

VCA Antech, Inc.
Supplemental Operating Data
(Unaudited - In thousands, except per share amounts)

Table #1
Reconciliation of net income attributable to	Three Months Ended
VCA Antech, Inc., to adjusted net income	March 31,
attributable to VCA Antech, Inc. (1)	2012	2011

Net income attributable to VCA Antech, Inc.	$35,245	$28,839
Business combination adjustment gain (2)	(5,719)	-
Adjusted net income attributable to VCA Antech, Inc.	$29,526	$28,839

Table #2	Three Months Ended
Reconciliation of diluted earnings per share to	March 31,
adjusted diluted earnings per share (1)	2012	2011

Diluted earnings per share	$0.40	$0.33
Impact of business combination adjustment gain (2)	(0.06)	-
Adjusted diluted earnings per share	$0.34	$0.33
Shares used for computing adjusted
diluted earnings per share	88,055	87,245

(1) Management uses adjusted net income and adjusted diluted earnings per share, and its components among other factors, to measure the performance of the overall Company.  Further, we believe that investors’ understanding of our performance is enhanced by disclosing these measures. Adjusted net income and its components and adjusted diluted EPS measures are not, and should not be viewed as substitutes for, U.S. generally accepted accounting principles (GAAP) net income and its components and diluted earnings per share.

(2) As a result of the acquisition of a controlling interest in AVC, we recorded a gain for the increase in value of our previously held interest in AVC, which we acquired in 2008.

VCA Antech, Inc.
Supplemental Operating Data
(Unaudited - In thousands)

	As of
Table #3	March 31,	December 31,
Selected consolidated balance sheet data	2012	2011

Debt:
Senior term notes	$616,094	$573,984
Other debt and capital leases	40,724	44,869
Total debt	$656,818	$618,853

	Three Months Ended
Table #4	March 31,
Selected expense data	2012	2011

Rent expense	$16,045	$13,271

Depreciation and amortization included
in direct costs:
Animal hospital	$11,226	$9,799
Laboratory	2,468	2,369
All other	1,502	410
Intercompany	(362)	(301)
	14,834	12,277
Depreciation and amortization included in selling, general and
administrative expense	1,728	1,103
Total depreciation and amortization	$16,562	$13,380

Share-based compensation included in direct costs:
Laboratory	$123	$78

Share-based compensation included in
selling, general and administrative expense:
Animal hospital	341	218
Laboratory	385	240
All other	152	55
Corporate	3,182	477
	4,060	990
Total share-based compensation	$4,183	$1,068

CONTACT:
VCA Antech, Inc.
Tomas Fuller
Chief Financial Officer
310-571-6505